Date: 28 October 2003
Release Number: 2003–41

Intelsat, Ltd. to Issue Senior Notes

Hamilton, Bermuda, 28 October 2003 — Intelsat, Ltd. announced today its intent to issue and sell $900 million aggregate principal amount of its Senior Notes in a private placement under Rule 144A and Regulation D in the United States and in accordance with Regulation S outside of the United States.

The Senior Notes will be senior unsecured obligations of Intelsat, Ltd. and will rank equally with any of its other senior unsecured indebtedness.

It is intended that the net proceeds from the issuance and sale will be used to finance the proposed purchase of the North American satellite assets of Loral Space & Communications Corporation and certain of its affiliates and for general corporate purposes.

The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless they are registered or unless such sale is exempt from the registration requirements of the Securities Act.

Contact:	Dianne VanBeber +1 202 944 7601 investor.relations@intelsat.com

Note:  Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to Intelsat’s intended use of proceeds from the issuance and sale of the Senior Notes. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. The forward-looking statements in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. These factors could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. In connection with the proposed Loral transaction, known risks include, but are not limited to, the need to modify aspects of the transaction in order to obtain regulatory approvals and the failure to complete the transaction. Other known risks include, but are not limited to, financial community perceptions of Intelsat’s business, operations and financial condition and the industry in which Intelsat’s operates. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view the forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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